Exhibit 16.2
Letter from Kingery, Crouse & Hohl P.A. - Item 304(a)(3)



                      Kingery, Crouse & Hohl P.A
     ------------------------------------------------------------
                     Certified Public Accountants


September 17, 2001

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Urag Corp. (a wholly owned subsidiary of TotalSeek.Com, Inc.)

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

     (1) We have read the Company's response to Item 4 of Form 8-K dated September 17, 2001; and

     (2)  We agree with the response.


Very Truly Yours,


/s/ Kingery, Crouse & Hohl P.A
------------------------------
Kingery, Crouse & Hohl P.A






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